Exhibit 8.2

GAETA & EVESON, P.A.

Attorneys at Law

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

November 14, 2008

Board of Directors

Gateway Financial Holdings, Inc.

1580 Laskin Road

Virginia Beach, VA 23451

Re:	Tax Opinion—Merger of Gateway Financial Holdings, Inc. with and into Hampton Roads Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gateway Financial Holdings, Inc. (“GFH”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by Hampton Roads Bankshares, Inc. (“HRB”) filed on November 3, 2008 with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Securities Act”) of 9,660,771 shares of common stock of HRB, 23,266 shares of Series A preferred stock of HRB and 37,550 shares of Series B non-convertible non-cumulative perpetual preferred stock of HRB, issuable pursuant to the Agreement and Plan of Reorganization and Merger, dated September 23, 2008, by and among HRB and GFH.

We have reviewed and analyzed the discussion set forth in the Registration Statement section entitled “Certain Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

GAETA & EVESON, P.A.

/S/ GAETA & EVESON, P.A.